EXHIBIT 5

                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
               JOSEPH R. DOHERTY FAMILY LIMITED PARTNERSHIP, L.P.
               --------------------------------------------------


     THIS AGREEMENT ("Agreement") is made this 19th day of December, 2001, by and among JOSEPH R. DOHERTY, as general partner (the "General Partner"), JOHN D. DOHERTY and JOSEPH R. DOHERTY, as limited partners (along with such other Persons who may hereafter be admitted to the Partnership as limited partners, the "Limited Partners"). The General Partner and the Limited Partners are sometimes collectively referred to herein as the "Partners" or, in the case of a single partner, the "Partner."

     The Partners desire to form a limited partnership for the purposes and under the terms and conditions set forth herein.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:



                                    SECTION 1
                                   DEFINITIONS
                                   -----------

     "CAPITAL ACCOUNT" means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

          (a) To each Partner's Capital Account there shall be credited such Partner's Capital Contributions, such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 15.4 or Section 15.5 of the Appendix to this Agreement, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

          (b) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 15.4 or Section 15.5 of the Appendix to this Agreement, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

          (c) In the event all or a portion of an interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

          (d) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Partnership or the Partners), are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material adverse effect on the amounts distributed to any Partner upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the General Partner and Limited Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

     "CAPITAL CONTRIBUTION" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership by such Partner with respect to the interest in the Partnership held by such Person. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note (or a Person related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).

     "CASH FLOW" is the amount for any Fiscal Year by which the sum of (i) the Partnership's receipts from all sources (including net cash from operations, proceeds of borrowings, insurance and condemnation proceeds, and Capital Contributions) and (ii) the amounts released from reserves by the General Partner, exceeds the sum of (iii) the Partnership's cash expenditures (including debt service on Partnership borrowings) and (iv) any reserve that the General Partner, in her sole discretion, determines to be necessary or appropriate for accrued or anticipated Partnership liabilities or expenditures.

     "CLASS A PARTNERSHIP UNITS" means those Partnership Units that are designated as Class A shares and which, as a result of such designation, represent the General Partner interests only.

     "CLASS B PARTNERSHIP UNITS" means those Partnership Units other than Class A Partnership Units and which represent the Partnership interest of the Limited Partners.

     "CODE" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provisions of succeeding law, and "REGULATIONS" refers to the relevant Treasury regulations adopted thereunder.

     "PARTICIPATION PERCENTAGE" means, with respect to any Partner, such Partner's interest in the Partnership as evidenced by the Partnership Units held by such Partner, including such Partner's interest in Profits and Losses and income, gains, losses, deductions and credits.

     "PARTNERSHIP" means the limited partnership formed by this Agreement.

     "PARTNERSHIP UNITS" means such Partnership Units as may be issued from time to time by the Partnership evidencing the ownership interest of a Partner in the Partnership at any particular time, including the Partner's share of the Profits and Losses of the Partnership, the right to receive distributions from the Partnership and the right to any and all other benefits to which such Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement and of the Act. "Partnership Units" shall include both Class A Partnership Units and Class B Partnership Units.

     "PERSON" (whether or not capitalized) means any natural person or any partnership (whether general or limited), corporation, limited partnership, joint venture, estate, trust, business trust, governmental agency, cooperative, association or other entity, and the Successors of such Person, as the context may require.

     "PROFITS AND LOSSES" shall have the meaning set forth in Section 15 of the Appendix to this Agreement.

     Additional definitions are contained in the Appendix to this Agreement, which definitions are incorporated herein as if fully set forth in this Section.



                                    SECTION 2
                               FORMATION AND NAME
                               ------------------

     2.1  Formation.  The  Partners  hereby  form  a  limited  partnership  (the
          ---------
"Partnership") pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended. The Act shall govern the rights and liabilities of the Partners except to the extent otherwise provided in this Agreement. The Partners have authorized Judith T. Kaiser of the firm Stradley, Ronon, Stevens & Young, LLP to sign and file the Certificate of Limited Partnership on their behalf, and hereby confirm and ratify such authorization.

     2.2 Name.  The name of the  Partnership  shall be "JOSEPH R. DOHERTY FAMILY
         ----
LIMITED PARTNERSHIP, L.P." and all business of the Partnership shall be conducted in such name. The Partnership shall hold its property in the name of the Partnership and not in the name of any individual Partner.

     2.3 Advice of  Counsel.  This  document  was  prepared  by counsel  for the
         ------------------
Limited Partnership and such counsel does not represent the interests of the Partners or any other Person that may become a party to this Agreement, whose interests may in certain instances conflict with those of the Partnership and the General Partner. Each Person signing this Agreement (i) understands and agrees that this Agreement contains legally binding provisions and has certain financial and tax consequences for Partners, (ii) has had the opportunity to consult with an independent lawyer regarding such provisions and consequences, and (iii) has either consulted such a lawyer or consciously decided not to consult such a lawyer.

                                    SECTION 3
                                    LOCATION
                                    --------

     The office and principal place of business of the Partnership shall be as follows: c/o Central Bancorp, Inc., 399 Highland Avenue, Somerville, MA 02144. The General Partner may from time to time change such office and principal place of business, and in such event the General Partner shall notify the Limited Partners prior to the effective date of such change. The General Partner may establish additional offices or places of business of the Partnership when and as required by the Partnership's business.



                                    SECTION 4
                                     PURPOSE
                                     -------

     The purpose of the Partnership is to acquire, hold and manage investment property, consisting of corporate stocks, bonds, notes and other obligations, interests in partnerships, real estate, or other assets, and to engage in any and all activities related or incident thereto, including without limitation, collecting the income, adding to or improving the property, leasing real estate, and selling or otherwise disposing of the property or any portion thereof and reinvesting the proceeds.



                                    SECTION 5
                                      TERM
                                      ----

     The Partnership shall continue until terminated in accordance with this Agreement.



                                    SECTION 6
              PARTNERS; CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS
              ----------------------------------------------------

     6.1  Partnership  Units.   Rights  in  the  Partnership  are  reflected  in
          ------------------
Partnership Units. All voting and management rights shall be vested in the Class A Partnership Units held by the General Partner. Class B Partnership Units shall not possess any voting rights or privileges as to any matters concerning the Partnership or its Partners. A Partner may hold both Class A Partnership Units (which represent such Partner's interest in the Partnership as a General Partner) and Class B Partnership Units (which represent such Partner's interest in the Partnership as a Limited Partner).

     6.2 Partnership Unit  Certificates.  The Partnership may issue certificates
         ------------------------------
of Partnership Units and will, at the written request of a Partner, provide a certified statement of Partnership interest, stating the number and class of Partnership Units owned and the total number of Partnership Units outstanding, as well as any effective assignments of rights under those Partnership Units, as of the date the statement is provided.

     6.3  Schedule  of  Partners.  The names,  Partnership  Units  (and  classes
          ----------------------
thereof), initial Participation Percentages and initial Capital Accounts of the Partners are set forth on

Schedule A attached hereto. Schedule A shall be amended from time to time to reflect any changes of address, adjustments with respect to the admission of any additional Partners or any other changes to the information set forth thereon.

     6.4  Costs.  All costs and fees in  connection  with the  formation  of the
          -----
Partnership and the transactions incident thereto or contemplated thereby or otherwise incurred by the Partners in connection therewith (including, without limitation, professional fees, filing and organizational fees and expenses, deposits, equipment purchases, lease payments and other contractual undertakings) shall be borne entirely by the Partnership irrespective of whether any such amounts were expended prior to the formation of the Partnership.

     6.5 Issuance of Partnership Units.
         -----------------------------

          (a) The General Partner will determine when and for what consideration the Partnership will issue Partnership Units. For each Partner, the records of the Partnership shall state the value and nature of the contribution received by the Partnership and the number and class of Partnership Units received in return by the Partner.

          (b) All certificates of Partnership Units shall be endorsed as follows:

          THE PARTNERSHIP UNITS REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, HYPOTHECATED, PLEDGED, OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH A LIMITED PARTNERSHIP AGREEMENT DATED AS OF DECEMBER 19, 2001, COPIES OF WHICH ARE ON FILE IN THE OFFICE OF THE PARTNERSHIP AND MAY BE INSPECTED BY ANY PROPER PERSON ON REQUEST. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR STATE SECURITIES LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

          (c) No Preemptive  Rights. No Partner has the right to make additional
              ---------------------
contributions or obtain additional Partnership Units, and no Partner shall be entitled to any preemptive rights, except as otherwise provided by the General Partner.

          (d) No Rights of  Redemption  or  Return  of  Contribution.  Except as
              ------------------------------------------------------
otherwise provided herein, no Partner has a right to have his Partnership Units redeemed or his contribution returned prior to the termination of the Partnership.

     6.4  Interest  on  Capital.  No  interest  shall be payable on any  Capital
          ---------------------
Contributions to the Partnership.

                                    SECTION 7
                                LIMITED PARTNERS
                                ----------------

     7.1 Liability of Limited  Partners.  No Limited Partner shall be liable for
         ------------------------------
the debts, liabilities, contracts or any other obligations of the Partnership. Except as expressly provided in Section 6.1, no Limited Partner shall be obligated to make contributions to the capital of the Partnership.



                                    SECTION 8
                 CAPITAL ACCOUNTS; ALLOCATION OF PROFIT AND LOSS
                 -----------------------------------------------

     8.1 Maintenance of Capital Accounts.  A Capital Account shall be maintained
         -------------------------------
for each Partner in accordance with Section 1.1. The provisions of this Agreement that relate to the maintenance of Capital Accounts, the allocation of Partnership Profits and Losses and tax items, and the distribution of Partnership property upon the liquidation of the Partnership or a Partner's interest in the Partnership are intended to comply with Section 704 of the Code and the Regulations, and shall be interpreted and applied in a consistent manner thereunder.

     8.2  Allocations of Profits and Losses.  After giving effect to the special
          ---------------------------------
allocations, if any, referred to in Section 8.3, Profits and Losses for any Fiscal Year of the Partnership shall be allocated among the Partners in accordance with their Participation Percentages.

     8.3 Other  Allocations.  The Appendix to this  Agreement  includes  certain
         ------------------
provisions relating to special allocations that are incorporated in this Agreement and made a part hereof. The allocations of Profits and Losses pursuant to Section 8.2 shall be subject to the allocation rules set forth in the Appendix.



                                    SECTION 9
                            DISTRIBUTIONS TO PARTNERS
                            -------------------------

     9.1  Distributions  of Cash Flow.  Cash Flow shall be  distributed  at such
          ---------------------------
times as the General Partner shall determine, and all such distributions shall be made pro rata in accordance with each Partner's Participation Percentage at the time.

     9.2  Distribution  on  Dissolution  of the  Partnership.  In the event of a
          --------------------------------------------------
dissolution of the Partnership (or of any Partner's interest in the Partnership), liquidating distributions shall, in all cases, be made in accordance with the positive Capital Account balances of the Partners, as determined after taking into account all Capital Account adjustments for the Partnership Fiscal Year during which such dissolution occurs, and shall be made by the end of such Fiscal Year (or, if later, within ninety (90) days after the date of such dissolution or liquidation). Distributions to the Partners of proceeds upon the dissolution of the Partnership shall be made at such time or times and in such manner as to conform with Section 704(b) of the Code.

                                   SECTION 10
                          MANAGEMENT OF THE PARTNERSHIP
                          -----------------------------

     10.1 Powers of the General Partner. Exclusive management and conduct of the
          -----------------------------
Partnership's business and day-to-day affairs shall be vested in the General Partner. The General Partner may sell, exchange or lease any real or personal property or other assets of the Partnership, or contract to do so, for such price and upon such terms and conditions as it shall determine; cause the Partnership to borrow money on such terms and conditions as it deems appropriate; employ and discharge employees; and carry on and transact or supervise and control all of the other business of the Partnership.

     10.2 Duties and  Activities  of the General  Partner.  The General  Partner
          -----------------------------------------------
shall devote to the Partnership such time as may be necessary for the proper performance of her duties hereunder, but the General Partner shall not be expected to devote her full time to the performance of such duties. Nothing herein shall limit the General Partner from engaging in any other business activities, including activities which may be competitive with the Partnership, or participation in management of any corporation or other entity which is affiliated with the Partnership or with any of its Partners.

     10.3 Role and Voting of Limited Partners. No Limited Partner shall have any
          -----------------------------------
right to take part in the management of the business or affairs of the Partnership, nor shall he have authority to act for or bind the Partnership. The Limited Partners shall not have the right to receive notice of, or to vote upon or consent to, any action or decision, other than as expressly provided in this Agreement or required by law.

     10.4 Payment of Expenses.  All expenses of the Partnership  shall be billed
          -------------------
directly to and paid by the Partnership. The General Partner may charge to the Partnership and/or pay out of Partnership funds, as and when available, all reasonable expenses incurred by the General Partner in the operation of the Partnership.

     10.5  Partnership  Funds.  All deposits in and withdrawals from Partnership
           ------------------
bank accounts shall be made by the General Partner or such other persons as the General Partner may designate in writing. Pending utilization of funds in the operations of the Partnership, such funds may be held by the General Partner in cash or equivalents, or in such investments as the General Partner deems appropriate.

     10.6 Payments for  Professional  Services.  The General Partner may, in her
          ------------------------------------
sole discretion, engage on behalf of the Partnership such accountants, attorneys, investment advisors, appraisers and other consultants as it deems appropriate, and may pay such persons reasonable fees for such services.

     10.7  Loans to Limited  Partners.  The  General  Partner  may,  in her sole
           --------------------------
discretion, loan money to one or more Limited Partners, provided the loan bears a reasonable rate of interest, is repayable in installments over a specified period of time, and is reflected by a written promissory note.

     10.8  Indemnification  of General Partner.  The Partnership shall indemnify
           -----------------------------------
and hold harmless the General Partner, from any loss, expense or liability (including but not limited to reasonable attorneys fees) incurred by such General Partner in connection with, or by reason of, its activities as General Partner of the Partnership. Such duty to indemnify shall be limited to assets of the Partnership, and shall not extend to acts of gross negligence or willful misconduct of any General Partner.



                                   SECTION 11
                    WITHDRAWAL OR REMOVAL OF GENERAL PARTNER;
                    TRANSFERABILITY OF PARTNERSHIP INTERESTS
                    ----------------------------------------

     11.1 Withdrawal of General  Partner.  The General Partner may withdraw from
          ------------------------------
the Partnership at any time, and if there is no other General Partner then acting, a successor General Partner shall be appointed in accordance with
Section 11.3.

     11.2 Removal of General  Partner.  A General Partner may be removed only by
          ---------------------------
the unanimous vote of the Partners, and only if a successor General Partner is forthwith appointed by the other Partners in accordance with Section 11.3 (unless following such removal there exists at least one other General Partner).

     11.3  Admission of New or  Additional  Partners.  Any person  (including an
           -----------------------------------------
existing Partner) may become a new General or Limited Partner, but only with the consent of the General Partner. Nothing in this Agreement shall prohibit two or more persons from serving as General Partner, provided that any additional General Partner is duly admitted in accordance with this Section 11.3. Upon a person becoming a General Partner, he may thereafter be removed only in accordance with Section 11.2. If a General Partner withdraws or is removed under the foregoing Sections, the remaining General Partner (if any), shall appoint a successor, and if the remaining General Partner fails to do so or there is no other General Partner then acting, then such appointment shall be made by the affirmative action of Limited Partners owning, in the aggregate, more than fifty percent (50%) of the Class B Partnership Units. Upon the withdrawal or removal of a General Partner, those Class A Partnership Units held by such Partner shall automatically be converted to Class B Partnership Units. Upon appointment or admission of a new or successor General Partner, the remaining General Partner or the Limited Partners, as the case may be, that appoints or admits such Person as a General Partner, shall designate the portion of such Person's Partnership Units that shall be classified as Class A Partnership Units, and such portion shall be converted in accordance with such designation.

     11.4 Transfer or Assignment by a Partner
          -----------------------------------

          (a) A Partner may not transfer his Partnership Units, or any portion thereof, except as expressly provided herein.

          (b) Notwithstanding the foregoing, a Partner may transfer his Partnership Units, or any portion thereof, to the Partnership, to another Partner, to any one or more of his parent's lineal descendants, to an entity wholly owned by his parent's lineal descendants, or to a trust for his parent's lineal descendants, provided that the Partnership Units in the hands of such transferee shall continue to be subject to all the provisions of this Agreement, and the transferee shall have indicated his acceptance of all of the terms and conditions of this Agreement by executing a copy of this Agreement.

          (c) No transfer or assignment of Partnership Units may be made which could result in termination of the Partnership for federal income tax purposes or prevent it from being taxed as a partnership.

     11.5 Option to Purchase Partner's Interest
          -------------------------------------

          (a) If a Partner makes any transfer of his Partnership Units, voluntary or involuntary, during lifetime or at death, which is not permitted by
Section 11.4(b) of this Agreement, the Partnership (and thereafter the other Partners) shall have an immediate option to purchase the Partnership Units from such Partner (or his estate or other transferee), at the price and terms provided herein. For purposes of this subsection, a Partner shall be deemed to have made a transfer of his Partnership Units if he suffers any lien or encumbrance to be placed thereon, or if his Partnership Units become subject to the claims of any other person by reason of commencement of proceedings in bankruptcy or divorce, whether or not such proceedings are instituted by the transferring Partner.

          (b) The foregoing option of the Partnership shall be exercisable for a period of sixty (60) days after the non-permitted transfer, provided that such period shall not expire sooner than sixty (60) days after the General Partner's actual knowledge of such transfer, or after any final judicial or administrative order directing that the Partnership Units be transferred or sold in satisfaction of another person's claim against the Partner. If such option is not exercised by the Partnership, the individual remaining Partners shall have an option to purchase the Partnership Units for an additional thirty (30) days, in proportion to their relative Participation Percentages at the time.

          (c) The purchase price for the Partner's Partnership Units shall be the appraised value of his Partnership Units, as determined hereafter (or the actual consideration for the transfer, if less) payable in equal quarterly installments over a period of five (5) years, plus interest with each installment at the minimum rate required for such obligations by the Code as of the date of purchase. For this purpose appraised value means the market value of the Partnership's assets, as determined by an independent appraiser selected by the General Partner, reduced by Partnership liabilities and multiplied by the Partner's Participation Percentage. The installment obligation shall not be assignable by the selling Partner, but may be prepaid by the Partnership or the purchasing Partners, as the case may be, at any time without premium or penalty. Notwithstanding the foregoing, the purchase price for the Partnership Units of a General Partner, including a General Partner who withdraws or is removed under
Section 11.1 or 11.2, shall not exceed the amount of its Capital Account, as adjusted, under Section 1.1 of this Agreement.

          (d) Any Partnership Units of a Partner which are not purchased by the Partnership or other Partners pursuant to the provisions of this subsection 11.5 shall, in the hands of the Partner or his transferee, as the case may be, continue to be subject to all the provisions of this Agreement, and the transferee shall, as a condition of receiving the interest, execute a copy of this Agreement agreeing to be bound by its terms. Such transferee shall have the status of a mere assignee of the Partnership Units, and shall not be a Partner, or have any of the rights thereof, unless and until admitted as a Partner pursuant to Section 11.3.

                                   SECTION 12
                         TERMINATION OF THE PARTNERSHIP
                         ------------------------------

     12.1 Dissolution
          -----------

          (a) The Partnership shall be dissolved on the earlier of:

               (i) The unanimous written consent of all of the Partners;

               (ii) The death of JOSEPH R. DOHERTY; or

               (iii) Upon entry of a decree of judicial dissolution.

          (b) Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the Partnership's Certificate of Limited Partnership shall have been canceled and the assets of the Partnership have been distributed as provided in Section 12.2 below.

     12.2 Liquidation
          -----------

          (a) Upon dissolution of the Partnership, the General Partner shall apply and distribute the assets of the Partnership, or the sale proceeds attributable thereto, in accordance with the priority below. The General Partner shall have sole discretion to decide whether to sell a particular asset or distribute the asset in kind. A statement shall be prepared by the General Partner setting forth the assets and liabilities of the Partnership, and a copy of such statement shall be furnished to each of the Limited Partners. Thereafter, the assets or the proceeds thereof shall be applied in the following order:

               (i) The expenses of liquidation and the debts of the Partnership (other than debts owing to a Partner), together with such reserves as the General Partner deems reasonably necessary for any contingent liabilities of the Partnership;

               (ii) Such debts as are owing to the Partners, including unpaid expense accounts or advances made to or for the benefit of the Partnership by the General Partner;

               (iii) The balance, if any, shall be paid or distributed to the Partners in accordance with Section 9.2 hereof.

          (b) Except as otherwise provided in subsection (c), upon dissolution of the Partnership the Limited Partners shall look solely to the assets of the Partnership for the return of their investment, and they shall have no recourse or further right or claim against the General Partner.

          (c) In the event any of the assets of the Partnership are to be distributed in kind, the amount of any cash and/or the assets and the nature thereof to be distributed to each Partner shall be determined in the sole discretion of the General Partner. Assets shall be distributed on the basis of their fair market values and any Partner entitled to any interest in such assets shall receive such interest as a tenant-in-common with the other Partners so entitled.

                                   SECTION 13

                           BOOKS AND RECORDS; REPORTS
                           --------------------------

     13.1 Books and Records. The Partnership shall keep proper books and records
          -----------------
at the principal place of business of the Partnership or at such other place as the General Partner may determine. Such books and records shall be open to inspection and examination by all Partners or their duly authorized representatives at any reasonable time.

     13.2 Accounting Method;  Fiscal Year. The books of the Partnership shall be
          -------------------------------
kept on a cash basis for both accounting and income tax purposes. The Fiscal Year of the Partnership shall end on December 31.

     13.3  Reports.  The General  Partner shall cause the  Partnership's  annual
           -------
income tax return to be prepared within a reasonable time following the end of each Fiscal Year, and the General Partner shall thereupon provide to the Limited Partners a report indicating the Limited Partners' respective shares of the income, gain, loss, deduction and credits for such Fiscal Year for federal income tax purposes.

                                   SECTION 14
                               GENERAL PROVISIONS
                               ------------------

     14.1  Amendments.  This Agreement may be amended only by unanimous  written
           ----------
consent of all Partners.

     14.2 Governing  Law. This Agreement  shall be governed by, and construed in
          --------------
accordance with, the laws of the State of Delaware, notwithstanding any conflict-of-law doctrines of such state or other jurisdiction to the contrary.

     14.3  Binding  Nature of  Agreement.  Except as  otherwise  provided,  this
           -----------------------------
Agreement shall be binding upon and inure to the benefit of the Partners and their heirs, personal representatives, successors and permitted assigns.

     14.4 Severability.  In the event that any provision of this Agreement shall
          ------------
be held to be invalid, the same shall not affect the validity of the other provisions of the Agreement.

     14.5  Multiple  General  Partners  At any  time  when the  Partnership  has
           ---------------------------
multiple General Partners, action may be taken by the vote of those General Partners holding, in the aggregate, more than fifty percent (50%) of the Class A Partnership Units. The General Partners may designate one of their number to execute documents and otherwise act on behalf of the General Partners.

     14.6 Entire Agreement.  This Agreement constitutes the entire understanding
          ----------------
and  agreement  among the  parties  hereto with  respect to the  subject  matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written.

     14.7 Paragraph  Headings.  The paragraph headings in this Agreement are for
          -------------------
convenience only; they form no part of this Agreement and shall not affect its interpretation.

     14.8 Gender. The feminine shall include the masculine, and the singular the
          ------
plural, as the context may require.

     14.9 Notice.  Any notice required or appropriate  hereunder is deemed to be
          ------
duly given to such Person on the date of delivery if delivered in person to such Person or sent to such Person by facsimile transmission or reputable overnight courier, or on the earlier of actual receipt or three (3) business days after the date of mailing if mailed to such Person by registered or certified mail (first class postage prepaid, return receipt requested). Any notice required or permitted to be given to the Partnership shall be sent to the principal office of the Partnership, or to such other address or facsimile number as the Partnership may specify in a notice given to all of the Limited Partners. Any notice required or permitted to be given to a Limited Partner shall be sent to such Limited Partner at such address or to such facsimile number as such Limited Partner may hereafter notify the Partnership.

     14.10 Tax  Matters  Partner  and Tax  Elections.  The  General  Partner  is
           -----------------------------------------
specifically authorized to act as the "Tax Matters Partner" under the Code and in any similar capacity under state or local law. The General Partner shall have the power to make, to not make or to revoke any elections now or hereafter required or permitted to be made by the Code (including, without limitation, an election under Section 754 of the Code) or any state or local law.

     IN WITNESS WHEREOF, the General Partner and the Limited Partners have executed this Limited Partnership Agreement as of the day and year first above written.


                           GENERAL PARTNER:


                           /s/ Joseph R. Doherty
                           -------------------------------------------
                           JOSEPH R. DOHERTY



                           LIMITED PARTNERS:


                           /s/ Joseph R. Doherty
                           -------------------------------------------
                           JOSEPH R. DOHERTY


                           /s/ John D. Doherty
                           -------------------------------------------
                           JOHN D. DOHERTY

                                    APPENDIX
                                       TO
                        LIMITED PARTNERSHIP AGREEMENT OF
               JOSEPH R. DOHERTY FAMILY LIMITED PARTNERSHIP, L.P.

    Provisions Relating to Profit and Loss and Federal Income Tax Allocations
    -------------------------------------------------------------------------

     15.1  Definitions.  Unless the context  clearly  indicates  otherwise,  the
           -----------
following terms shall have the meaning set forth below:

          "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

               (i) Credit to such Capital Account of any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulation Section 1.704-2(g)(1) and 1.704-2(i)(5); and

               (ii) Debit to such Capital Account of the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

          "DEPRECIATION" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

          "FISCAL YEAR" means (i) the period commencing on the effective date of this Agreement and ending on December 31, 2001, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the foregoing periods for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, loss, or deduction pursuant to Section 8 of this Agreement.

          "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

               (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the General Partner;

               (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution; (b) the distribution
                         ----------
by the  Partnership to a Partner of more than a de minimis amount of property as
                                                ----------
consideration for an interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

               (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the General Partner; and

               (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation 1.704-1(b)(2)(iv)(m) and in subsection (vi) of the definition of Profit and Loss and 15.4(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (iv) to the extent the General Partner determines that an adjustment pursuant to subsection
(ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv). If the Gross Asset Value of an asset has been adjusted pursuant to subsections (i),
(ii) or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

          "NONRECOURSE   DEDUCTIONS"  has  the  meaning  set  forth  in  Section
1.704-2(b)(1) of the Regulations.

          "NONRECOURSE   LIABILITY"   has  the  meaning  set  forth  in  Section
1.704-2(b)(3) of the Regulations.

          "PARTNER NONRECOURSE DEBT" has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

          "PARTNER NONRECOURSE DEBT MINIMUM GAIN" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

          "PARTNER NONRECOURSE DEDUCTIONS" has the meaning set forth in Sections 1.704-2(i)(1) and (2) of the Regulations.

          "PARTNERSHIP MINIMUM GAIN" has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

          "PROFITS" AND "LOSSES" means, for each Fiscal Year, an amount equal to the Partnership's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

               (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

               (ii)  Any  expenditures  of the  Partnership  described  in  Code
Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this subsection, shall be subtracted from such taxable income or loss;

               (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsections (ii) and (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

               (iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

               (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of "Depreciation.";

               (vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulation 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner's interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

               (vii) Notwithstanding any other provision of this subsection, any items which are specially allocated pursuant to Section 15.4 or Section 15.5 hereof shall not be taken into account in computing Profits or Losses. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Sections 15.4 and 15.5 hereof shall be determined by applying rules analogous to those set forth in subsections (i) to
(vi) hereof.

          "REGULATORY ALLOCATIONS" has the meaning set forth in Section 15.5 hereof.

     15.2 Allocations  Generally.  Notwithstanding the provisions of Section 8.2
          ----------------------
(but subject to the provisions of this Appendix), allocations of Profit and Loss shall, to the extent possible, be made in such a manner as to result in the Partners receiving total distributions (including, for these purposes, liquidating distributions pursuant to Section 12.2 of the

Agreement) from the commencement of the Partnership through the date of liquidation, in the order and amounts contemplated by Section 9.1.

     15.3  Limitation on Losses.  The Losses  allocated  pursuant to Section 8.2
           --------------------
shall not exceed the maximum amount of Losses that can be so allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 8.2 hereof, the limitation set forth in this Section 15.3 shall be applied on a Partner by Partner basis so as to allocate the maximum permissible Losses to each Partner under Section 1.704-1(b)(2)(ii)(d) of the Regulations. All Losses in excess of the limitations set forth in this Section
15.3 shall be allocated to the General Partner.

     15.4 Special  Allocations.  The following special allocations shall be made
          --------------------
in the following order:

          (a) Minimum Gain Chargeback.  Except as otherwise  provided in Section
              -----------------------
1.704-2(f) of the Regulations, notwithstanding any other provision of this Agreement, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulation 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 15.4(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

          (b) Partner Minimum Gain Chargeback.  Except as otherwise  provided in
              -------------------------------
Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Agreement, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with
Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulation 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 15.4(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

          (c) Qualified  Income  Offset.  In the event any Partner  unexpectedly
              -------------------------
receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this
Section 15.4(c) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 15 have been tentatively made as if this Section 15.4(c) were not in the Agreement.

          (d) Gross  Income  Allocation.  In the event any Partner has a deficit
              -------------------------
Capital Account at the end of any Partnership Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulation 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 15.4(d) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Agreement have been made as if Section 15.4(c) hereof and this Section 15.4(d) were not in the Agreement.

          (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year
              ----------------------
shall be allocated in accordance with each Partner's Participation Percentage.

          (f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions
              ------------------------------
for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulation 1.704-2(i)(1).

          (g)  Section  754  Adjustments.  To the  extent an  adjustment  to the
               -------------------------
adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations 1.704-1(b)(2)(iv)(m)(2) or (4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of his interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event that Regulation 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event that Regulation 1.704-1(b)(2)(iv)(m)(4) applies.

     15.5 Curative  Allocations.  The allocations set forth in Sections 15.3 and
          ---------------------
15.4 (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 15.5. Therefore, notwithstanding any other provision of this Agreement (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner such General Partner determines to be appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 8.2. In exercising their discretion under this Section 15.5, the General

Partner shall take into account future Regulatory Allocations under Sections 15.4(a) and 15.4(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 15.4(e) and 15.4(f).

     15.6 Other Allocation Rules.
          ----------------------

          (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations.

          (b) Except as otherwise provided herein, all items of taxable income, gain, loss, deduction, and any other allocations not otherwise provided for shall be allocated among the Partners in the same proportion as such Partner's share of Profits or Losses, as the case may be, for the Fiscal Year or other allocation period

          (c) The Partners are aware of the income tax consequences of the allocations made by this Agreement and hereby agree to be bound by the provisions of this Agreement in reporting their shares of Partnership income and loss for income tax purposes.

     15.7 Effect of Code Section 704(c).  In accordance with Code Section 704(c)
          ----------------------------
and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of "Gross Asset Value"). In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

                                                         As of December 19, 2001



                                   SCHEDULE A

               JOSEPH R. DOHERTY FAMILY LIMITED PARTNERSHIP, L.P.

                                           Class of            Number of
                                          Partnership          Partnership          Capital *        Participation
          Name of Partner                   Shares               Shares              Account           Percentage
          ---------------                ------------           --------             -------          -----------

JOSEPH R. DOHERTY                              A                   1                  1.00                    1.0000%


JOHN D. DOHERTY                                B                  49                 49.00                        49%


JOSEPH R. DOHERTY                              B                  50                 50.00                        50%
                                                                 ---               -------                  ---------
Totals                                                           100               $100.00                  100.0000%
                                                                 ===               =======                  =========

*These figures are based on the fair market value of the underlying assets of the partnership as of their date of contribution to the partnership on December 19, 2001, and do not reflect the value of each partner's "capital account" that will be determined in accordance with partnership tax accounting provisions. Such provisions generally require the use of cost basis in the underlying assets instead of fair market value, and such information is not currently available.